                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                      FORM 8-K/A

                               CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15 (D) OF THE
                           SECURITIES EXCHANGE ACT OF 1934




            Date of Report (Date of earliest event reported): July 1, 1997
                                                              ------------

                         CROSS-CONTINENT AUTO RETAILERS, INC.
-------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


                                      DELAWARE
-------------------------------------------------------------------------------
                    (State or Other Jurisdiction of Incorporation)


         333-06585                                     75-2653095
-------------------------------------------------------------------------------
  (Commission File Number)                 (I.R.S. Employer Identification No.)


    1201 South Taylor Street, Amarillo, TX                   79101
-------------------------------------------------------------------------------
   (Address of Principal Executive Offices)               (Zip Code)


                                    (806) 374-8653
                  ------------------------------------------------------
                    Registrant's telephone number, including area code


                                    Not Applicable
                  ------------------------------------------------------
                  (Former name or address, if changed since last report)

   On July 1, 1997, Cross-Continent Auto Retailers, Inc. ("C-CAR"), acquired 100% of the common stock of Sahara Nissan, Inc. On July 15, 1997, C-CAR filed a current report on Form 8-K (the "Original 8-K") disclosing such acquisition.

   This Amendment No. 1 to the Original 8-K is being filed for the purpose of filing the financial statements and pro forma financial information required to be disclosed under Item 7.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


   (a)  Financial Statements of Businesses Acquired:

        Combined Balance Sheet as of March 31, 1997 and December 31, 1996 and Combined Statements of Income, of Changes in Stockholders' Equity and of Cash Flow for the year ended December 31, 1996 and three months ended March 31, 1997 and 1996, with footnotes thereto.

   (b)  Pro Forma Financial Information

        (1) Pro Forma Financial Information prepared in connection with the acquisition of Sahara Nissan, Inc.

             Pro Forma Condensed Consolidated Statements of Operations for
             (i) the twelve months ended December 31, 1996, and (ii) the three months ended March 31, 1997, and Pro Forma Condensed Consolidate Balance Sheet as of March 31, 1997, with footnotes thereto.

        (2) Pro Forma Financial Information prepared in connection with the acquisition of Douglas Toyota, Inc. and Toyota West Sales and Service, Inc. as previously filed in June 1997.

             Pro Forma Condensed Consolidated Statements of Operations for
             (i) the twelve months ended December 31, 1996, and (ii) the three months ended March 31, 1997, and Pro Forma Condensed Consolidate Balance Sheet as of March 31, 1997, with footnotes thereto.

   (c)  Exhibits: Filed with Original 8-K on July 15, 1997.

                                        SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              CROSS-CONTINENT AUTO RETAILERS, INC.
DATE: August 12, 1997


                              By: /s/   James F. Purser
                                  -----------------------------------
                                  James F. Purser
                                  Chief Financial Officer

                          REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors of
Cross-Continent Auto Retailers, Inc.


In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Sahara Nissan Inc. at December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP
Fort Worth, Texas

April 30, 1997

SAHARA NISSAN, INC.

BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
-------------------------------------------------------------------------------

                                                        March 31,   December 31,
                                                          1997         1996
                                                        ---------   ------------
                                                       (unaudited)

ASSETS

Current assets:
   Cash and cash equivalents                             $   618      $     1
   Accounts receivable                                     2,009        3,075
   Inventories                                             9,223        7,037
   Prepaid assets                                             11            -
                                                         -------      -------
     Total current assets                                 11,861       10,113

Property and equipment, net                                1,615        1,672
Other assets                                                  21           21
                                                         -------      -------
                                                         $13,497      $11,806
                                                         -------      -------
                                                         -------      -------
LIABILITIES AND STOCKHOLDERS' EQUITY

Floor plan notes payable                                 $ 7,638      $ 5,534
Accounts payable                                             281          378
Accrued expenses                                             873          582
Notes payable to affiliates                                3,625        3,390
                                                         -------      -------
     Total current liabilities                            12,417        9,884
                                                         -------      -------
Capital lease debt                                         1,232        1,236
Deferred warranty revenue                                    367          375
                                                         -------      -------
     Total long-term liabilities                           1,599        1,611
                                                         -------      -------
Stockholders' equity (deficit):
  Common stock, no par value,
   2,500 shares authorized,
   750 shares issued and outstanding                         150          150
  Retained earnings (deficit)                               (669)         161
                                                         -------      -------
                                                            (519)         311
                                                         -------      -------
Commitments and contingencies (Notes 9 and 10)           $13,497      $11,806
                                                         -------      -------
                                                         -------      -------

                      The accompanying notes are an integral
                        part of these financial statements.

SAHARA NISSAN, INC.

STATEMENTS OF OPERATIONS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                         Three Months Ended
                                              March 31,           Year Ended
                                        --------------------      December 31,
                                         1997          1996           1996
                                        ------        ------      ------------
                                            (unaudited)

Revenues:
  Vehicle sales                         $13,656       $10,164        $56,756
  Other operating revenue                 1,747         1,607          6,980
                                        -------       -------        -------
     Total revenues                      15,403        11,771         63,736

Cost of sales                            13,039         9,740         53,904
                                        -------       -------        -------
  Gross profit                            2,364         2,031          9,832
                                        -------       -------        -------
Expenses:
  Selling, general and administrative
   expenses                               1,714         1,375          6,246
  Depreciation and amortization              35            31            151
                                        -------       -------        -------
                                          1,749         1,406          6,397
                                        -------       -------        -------
Income before interest                      615           625          3,435

Interest expense on notes
 payable to affiliates                      (82)          (79)          (314)
Other interest expense                     (206)         (106)          (591)
                                        -------       -------        -------
Net income                              $   327       $   440        $ 2,530
                                        -------       -------        -------
                                        -------       -------        -------

                       The accompanying notes are an integral
                         part of these financial statements.

SAHARA NISSAN, INC.

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                               Three Months Ended
                                                    March 31,       Year Ended
                                                -----------------   December 31,
                                                  1997      1996       1996
                                                --------  -------   ------------

Cash flows from operating activities:
  Net income                                    $   327   $   440     $ 2,530
  Adjustments to reconcile net income to net
   cash used in operating activities:
     Depreciation and amortization                   35        31         151
     (Increase) decrease in:
       Accounts receivable                        1,066    (1,319)     (1,493)
       Inventory                                 (2,186)     (319)     (1,602)
       Prepaid and other assets                      10        (1)         (6)
     Increase (decrease) in:
       Accounts payable                             (98)     (129)         57
       Accrued and other liabilities                284       224         108
                                                -------   -------     -------
Net cash used in operating activities              (562)   (1,073)       (255)
                                                -------   -------     -------
Cash flows used in investing activities:
  Purchase of property and equipment                  -         -         (89)
                                                -------   -------     -------
Cash flows from financing activities:
  Change in floor plan notes payable              2,103     1,376       2,660
  Change in notes payable to affiliates             235       325         170
  Distributions to stockholders                  (1,157)     (626)     (2,477)
  Principal payments on capital lease debt           (2)       (2)         (9)
                                                -------   -------     -------
Net cash provided by financing activities         1,179     1,073         344
                                                -------   -------     -------

Increase in cash                                    617         -           -
Cash at beginning of period                           1         1           1
                                                -------   -------     -------
Cash at end of period                           $   618   $     1     $     1
                                                -------   -------     -------
                                                -------   -------     -------
Supplemental cash flow information:
  Cash paid for interest                        $   262   $   205     $   887
                                                -------   -------     -------
                                                -------   -------     -------

                         The accompanying notes are an integral
                          part of these financial statements.

SAHARA NISSAN, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1996 AND
THREE MONTHS ENDED MARCH 31, 1997
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                         Common Stock     Retained
                                        ---------------   Earnings
                                        Shares   Amount   (Deficit)     Total
                                        ------   ------   ---------     -----
Balance at December 31, 1995              750     $150     $   108    $    258

Net income                                           -       2,530       2,530

Distributions to stockholders                        -      (2,477)     (2,477)
                                          ---     ----     -------     -------

Balance at December 31, 1996              750      150         161         311

Net income (unaudited)                               -         327         327

Distributions to stockholders
 (unaudited)                                         -      (1,157)     (1,157)
                                          ---     ----     -------     -------
Balance at March 31, 1997
 (unaudited)                              750     $150     $  (669)    $  (519)
                                          ---     ----     -------     -------
                                          ---     ----     -------     -------


                       The accompanying notes are an integral
                         part of these financial statements.

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS - Sahara Nissan, Inc. ("Sahara Nissan" or the "Company") sells new and used automobiles under the name "Sahara Nissan" through a dealer agreement with Nissan Motor Corporation U.S.A. In addition, the Company retails and wholesales replacement parts and provides vehicle servicing in the Las Vegas, Nevada area.

UNAUDITED INTERIM PERIODS - The following notes, insofar as they are applicable to March 31, 1997 and the three-month periods ended March 31, 1996 and 1997, are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of ordinary recurring accruals considered necessary to fairly state the unaudited financial position at March 31, 1997 and the unaudited results of operations and cash flows for the three months ended March 31, 1997 and 1996 have been included. Results for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results which may be expected for any other interim period or for any year as a whole.

MAJOR SUPPLIER - Sahara Nissan purchases substantially all of its new vehicles and parts inventory from Nissan Motor Corporation U.S.A. ("Nissan") at the prevailing prices charged by the automobile manufacturer/distributor.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and all highly liquid investments with maturities of three months or less when purchased.

REVENUES - Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

FINANCE FEES AND INSURANCE COMMISSIONS - Finance fees represent revenue earned on notes placed with financial institutions in connection with customer vehicle financing. Finance fees are recognized in income upon acceptance of credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance sold in connection with vehicles on behalf of third-party insurance companies. Insurance commissions are recognized in income upon customer acceptance of the insurance terms as evidenced by contract execution.

Sahara Nissan is charged back for a portion of the finance fees and insurance commissions when the customer terminates the finance contract prior to its scheduled maturity. The estimated allowance for these chargebacks ("chargeback allowance") is based upon the historical experience for prepayments or defaults on the finance contracts. Finance fees and insurance commissions, net of chargebacks, are classified as other operating revenue in the accompanying statement of operations. See Note 8 for an analysis of the allowance for estimated chargebacks.

EXTENDED WARRANTY CONTRACTS - Sahara Nissan sells extended service contracts on new and used vehicles; these contracts generally provide extended warranty coverage for periods of one

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

year or 12,000 miles, up to six years or 72,000 miles, whichever comes first. The Company accounts for the sale of certain of these extended warranty contracts in accordance with FASB 13 Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts," which requires that revenues from the sales of certain extended warranty contracts be recognized ratably over the lives of the contracts. Costs directly related to the sale of these contracts are deferred and charged to expense proportionately as the revenues are recognized. Repair costs associated with the warranty obligation are charged to expense as incurred. The Company also sells extended service contracts on behalf of unrelated third parties on which the Company recognizes commission revenue at the time of the sale.

INVENTORIES - Vehicles are stated at the lower of cost or market, cost being determined on the specific identification basis. Parts are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the respective lives of the assets. The ranges of estimated useful lives are as follows:

     Furniture and fixtures      5 to 7 years
     Machinery and equipment     5 to 10 years
     Leasehold improvements      Lesser of the life of the lease or asset

When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gains or losses are included in selling, general and administrative expenses. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets (i.e., property and equipment) held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. No impairment losses have been incurred or recognized during the periods presented.

ADVERTISING AND PROMOTIONAL COSTS - Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying statement of operations. Total advertising and promotional expenses approximated $816,000 in 1996.

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

OTHER OPERATING REVENUE - Other operating revenue primarily consists of finance fees, insurance commissions, sales for parts and service and revenue recognized from extended warranty contracts.

FEDERAL INCOME TAXES - Sahara Nissan, Inc. is organized as a subchapter S corporation under the Internal Revenue Code; therefore, the income earned by the Company is reported on the personal tax returns of the stockholders. Consequently, no provision for income taxes has been recorded in the accompanying financial statements.

MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The actual outcome associated with such estimates could differ from the estimates made in the preparation of the financial statements.

NOTE 2 - MAJOR SUPPLIERS AND FRANCHISE AGREEMENTS

The Company enters into agreements ("Dealer Agreements") with Nissan Motor Corporation U.S.A. for the supply of its new vehicles and parts. Sahara Nissan's overall sales could be adversely impacted by Nissan's inability or unwillingness to supply the dealerships with an adequate supply of popular models. The Company's Dealer Agreement renews annually. Management currently believes that it will be able to continue to renew the Dealer Agreement; however, there can be no assurance that such agreement will be renewed.

NOTE 3 - ACCOUNTS RECEIVABLE

The accounts receivable balances at December 31, 1996 are comprised of the following (in thousands):

                                                              1996
                                                              ----
          Contracts in transit and vehicle receivables       $2,245
          Due from automakers                                   515
          Trade and other                                       315
                                                             ------
             Total accounts receivable                       $3,075
                                                             ------
                                                             ------

Contracts in transit and vehicle receivables primarily represent receivables from financial institutions and other regional banks which provide financing to customer vehicle financing. These receivables are normally collected in less than 30 days of the sale of the vehicle. Trade receivables primarily relate to the sale of parts to commercial customers, as well as finance fees due from financial institutions associated with vehicle financing provided to the Company's customers. Amounts due from automakers primarily represent receivables for parts and service work performed on vehicles pursuant to the automakers' warranty coverage (principally, Nissan). Receivables from automakers also include amounts due from automakers in connection with the purchase of vehicles (including holdback and other credits) pursuant to the

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

dealership agreement; such amounts are generally remitted to Sahara Nissan on a monthly or quarterly basis.

NOTE 4 - INVENTORIES

The inventory balance is comprised of the following (in thousands):



                                                    March 31,  December 31,
                                                      1997         1996
                                                    ---------  ------------
                                                  (unaudited)

          New vehicles and demonstrators             $7,705       $5,085
          Used vehicles                               1,072        1,548
          Parts and accessories                         446          404
                                                     ------       ------
                                                     $9,223       $7,037
                                                     ------       ------
                                                     ------       ------

NOTE 5 - PROPERTY AND EQUIPMENT (IN THOUSANDS)

                                                  December 31,
                                                      1996
                                                  ------------
          Furniture and fixtures                     $  185
          Machinery and equipment                       519
          Capital lease                               1,285
          Leasehold improvements                        623
                                                     ------
                                                      2,612
          Less:  accumulated depreciation              (940)
                                                     ------
               Total property and equipment          $1,672
                                                     ------
                                                     ------

Depreciation expense during fiscal 1996 was $151,000.

The Company leases its dealership facility from its majority shareholder. The noncancellable lease began on July 1, 1995 and expires in 2015. Monthly lease payments are $36,500. The lease, excluding that portion associated with the land (i.e., buildings and improvements), has been accounted for as a capital lease in the accompanying financial statements. As of December 31, 1996, the minimum future lease commitments associated with the buildings and

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

improvements portion of this lease are as follows (in thousands):

               1997                                   $   224
               1998                                       224
               1999                                       224
               2000                                       224
               2001                                       224
               Thereafter                               3,024
                                                      -------
                                                        4,144
               Less: amount representing interest      (2,898)
                                                      -------
               Capital lease obligation               $ 1,246
                                                      -------
                                                      -------

The remainder of the lease payments associated with the land portion of the lease are $214,000 per year. See operating lease commitments in Note 10.

The property recorded under capital lease has a gross carrying value of $1,276,000 with accumulated depreciation of $96,000 as of December 31, 1996.
For the year ending December 31, 1996, the Company recorded $64,000 in depreciation expense in connection with the leased property. The Company is also liable for all utilities, insurance and maintenance expense.

NOTE 6 - FLOOR PLAN NOTES PAYABLE

The Company finances its new and used vehicle purchases through a certain commercial bank under a floor plan line of credit. Floor plan notes payable bear interest at the finance company's prime rate plus 1% (approximately 9.0% at December 31, 1996). The notes are collateralized by all of Sahara Nissan's tangible and intangible personal property, including, but not limited to, substantially all new, used and demonstrator vehicles, parts and accessories inventory, accounts receivable, and machinery and equipment. The notes are generally due within ten days of the sale of the vehicles or within three days after receiving the sales proceeds, whichever is sooner and accordingly, have been classified as current in the accompanying balance sheets.

Sahara Nissan also has a line of credit with its shareholders. Outstanding balances under the line of credit are payable on demand. The line may be withdrawn at the shareholders' options and is guaranteed by the Company's new and used vehicles (subordinated to the rights of the bank). At December 31, 1996, the outstanding balance under this line of credit was $3,390,000. For the period ending December 31, 1996, the Company paid $314,000 in interest to its shareholders on the line of credit. The line of credit bears interest at a rate established by the shareholder/lender which is generally based on the Company's floor plan interest rate. At December 31, 1996, the rate was 9.25%. At March 31, 1997, the balance outstanding on this line of credit was $3,625,000 (unaudited) and the interest rate was 9.5%.

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 7 - ACCRUED EXPENSES AND OTHER LIABILITIES (IN THOUSANDS)



                                                  1996
                                                 ------
          Payroll and bonuses                    $  35
          Chargeback allowance                     226
          Sales tax                                111
          Third-party warranty reserve              87
          Other                                    123
                                                 -----
                                                 $ 582
                                                 -----
                                                 -----

NOTE 8 - PROVISION FOR FINANCE AND INSURANCE COMMISSION CHARGEBACKS

Presented below is the change in the allowance for estimated finance and insurance chargebacks for the fiscal year 1996 (in thousands):


                                                  1996
                                                 ------
          Chargeback allowance at January 1      $ 167
          Provision                                190
          Actual chargebacks                      (131)
                                                 -----
          Chargeback allowance at December 31    $ 226
                                                 -----
                                                 -----

NOTE 9 -  CONCENTRATIONS OF CREDIT RISK AND OTHER RISKS AND
          UNCERTAINTIES

Financial instruments, which potentially subject Sahara Nissan to concentration of credit risk, consist principally of cash, cash equivalents and accounts receivable. Sahara Nissan had no credit losses on its cash or cash equivalents during the periods presented.

Concentrations of credit risk with respect to customer receivables are limited primarily to automakers and certain financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising Sahara Nissan's customer base; however, they are concentrated in Sahara Nissan's market area, Las Vegas. Because the Company's vehicle and other sales are generated in the Las Vegas area, a severe economic downturn could negatively impact the Company's operating results.

The Company receives certain cash incentives from Nissan under various programs based on models purchased and the sales volume of certain models. During 1996, the Company recognized approximately $1,907,000 for factory incentives, which has been recorded as a reduction of cost of sales. During the three months ended March 31, 1997, the Company recognized $602,000 (unaudited) for factory incentives. These incentive programs are provided at the discretion of the manufacturer. Management expects the incentive programs to continue; however there can be no assurance that the incentive programs will continue the same extent.

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

As discussed in note 2, the Company purchases its new vehicles and certain parts and accessories from Nissan. Many of the vehicles, components of other vehicles and certain parts are sourced from Japan; the cost of such inventory is impacted by changes in the exchange rate between the United States dollar and the Japanese yen. A significant weakening of the dollar against the yen could increase the Company's cost of inventory.

From time to time, Sahara Nissan is named in claims involving the manufacture and selling of automobiles, contractual disputes and other matters arising in the ordinary course of business. Currently, no legal proceedings are pending against or involve Sahara Nissan that, in the opinion of management, could be expected to have a material adverse effect on the financial condition or results of operations of Sahara Nissan in the year of ultimate resolution.

Sahara Nissan is also subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil and other chemicals and waste. Local, state and federal regulations also affect automobile dealership advertising, sales, service and financing activities. Sahara Nissan believes that it complies with all applicable laws relating to its business.

NOTE 10 - COMMITMENTS

The Company leases, under operating leases, certain dealership facilities, computer equipment and storage facilities. Rent expense on all operating leases approximated $213,984 for the year ended December 31, 1996. Future aggregate minimum rental commitments for noncancellable operating leases, including the land portion of the dealership facility lease (see Note 5), are as follows (in thousands):

               1997                            $  245
               1998                               218
               1999                               214
               2000                               214
               2001                               214
               Thereafter                       3,959
                                               ------
                                               $5,064
                                               ------
                                               ------

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company leases the property from one of its shareholders. See Note 5. The Company also has a line of credit with its shareholders. See Note 6.

SAHARA NISSAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 12 -  SUBSEQUENT EVENTS

The stockholders of Sahara Nissan executed a purchase and sale agreement dated February 28, 1997, whereby the stockholders agreed to sell all of the stock in Sahara Nissan to Cross-Continent Auto Retailers, Inc. ("C-CAR"). The purchase price consists of cash consideration of $9 million, 125,984 shares of C-CAR common stock and a five-year, $600,000 note bearing interest at prime, payable monthly with the principal payable in full on February 28, 2002. The transaction is scheduled to close in July 1997.

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                      PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 reflect the Company's pro forma statements of operation, as previously filed, adjusted to give pro forma effect to the July 1997 acquisition of Sahara Nissan, Inc. ("Sahara Nissan") as if such events had occurred at the beginning of each period presented.

On a Form 8-K/A dated June 1997, the Company filed pro forma consolidated financial statements for the year ended December 31, 1996 and the three months ended March 31, 1997 reflecting the historical accounts of the Company adjusted to give effect to: (a) the Company's 1996 reorganization in June 1996 and initial public offering in September 1996 when the Company sold 3,675,000 shares of its common stock to the public (the "Offering");
(b) the October 1996 acquisition of Hickey Dodge; (c) the April 1997 acquisition of Toyota West Sales and Service, Inc. and Douglas Toyota, Inc. (collectively, "Spedding Toyota"). Such pro forma statements are included elsewhere in this Form 8-K/A and are the starting point for the pro forma condensed consolidated statements presented below.

The following unaudited pro forma consolidated balance sheet as of March 31, 1997 reflects the Company's pro forma balance sheet, as previously filed, adjusted to give pro forma effect to the July 1997 acquisition of Sahara Nissan as if it had occurred as of March 31, 1997.

The pro forma consolidated financial data and accompanying notes should be read in conjunction with the Company's Consolidated Financial Statements and the related notes as filed with its 1996 Annual Report on Form 10-K and March 31, 1997 Quarterly Report on Form 10-Q, and the financial statements and related notes of Sahara Nissan, which are included elsewhere in this Form 8-K. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma consolidated financial data is provided for information purposes only an should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.

          PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                (UNAUDITED)

                                          Pro Forma      Actual
                                        as previously    Sahara    Pro Forma
                                          filed (1)    Nissan (2) Adjustments   Pro Forma
                                          ---------    ---------- -----------   ---------
Revenues
  Vehicle sales                           $557,165      $56,756                 $613,921
  Other operating revenue                   70,629        6,979                   77,608
                                          --------      -------     -------     --------
     Total revenues                        627,794       63,735           -      691,529

Cost of sales                              525,765       53,904                  579,669
                                          --------      -------     -------     --------
Gross profit                               102,029        9,831           -      111,860
                                          --------      -------     -------     --------

Expenses:
  SG&A                                      73,846        6,246         (61)(3)   80,031
  Depreciation and amortization              3,102          151         344 (4)    3,597
  Employee stock compensation                1,099            -                    1,099
                                          --------      -------     -------     --------
                                            78,047        6,397         283       84,727
                                          --------      -------     -------     --------
     Income before interest and taxes       23,982        3,434        (283)      27,133

Other income (expenses)
  Interest income                            1,358            -                    1,358
  Interest expense                          (8,208)        (904)       (768)(5)   (9,880)
                                          --------      -------     -------     --------
     Income before taxes                    17,132        2,530      (1,051)      18,611
  Income tax provisions                      6,795            -         518 (6)    7,313
                                          --------      -------     -------     --------
     Net income                           $ 10,337      $ 2,530     $(1,569)    $ 11,298
                                          --------      -------     -------     --------
                                          --------      -------     -------     --------

Net income per share                       $  0.73                             $    0.79 (7)
Weighted average shares outstanding         14,080                                14,206 (7)

                    CROSS-CONTINENT AUTO RETAILERS, INC.
                PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                (UNAUDITED)

                                         Pro Forma       Actual
                                       as previously     Sahara         Pro Forma
                                         filed (1)      Nissan (2)     Adjustments      Pro Forma
                                         ---------      ----------     -----------      ---------
Revenues
  Vehicle sales                           $122,292       $13,656                          $135,948
  Other operating revenue                   16,930         1,644                            18,574
                                          --------       -------            -----          -------
     Total revenues                        139,222        15,300                -          154,522

Cost of sales                              114,978        12,936                           127,914
                                          --------       -------            -----          -------
Gross profit                                24,244         2,364                -           26,608

Expenses:
  SG&A                                      17,862         1,714              (19) (3)      19,557
  Depreciation and amortization                753            35               86  (4)         874
                                          --------       -------            -----          -------
                                            18,615         1,749               67           20,431
                                          --------       -------            -----          -------
     Income before interest and taxes        5,629           615              (67)           6,177

Other income (expenses)
  Interest income                              555             -                               555
  Interest expense                          (2,070)         (288)            (192) (5)      (2,550)
                                          --------       -------            -----          -------
     Income before taxes                     4,114           327             (259)           4,182
  Income tax provision                       1,537                             24  (6)       1,561
                                          --------       -------            -----          -------
     Net income                           $  2,577       $   327            $(283)         $ 2,621
                                          --------       -------            -----          -------
                                          --------       -------            -----          -------

Net income per share                      $   0.18                                         $  0.18 (7)
Weighted average shares outstanding         14,080                                          14,206 (7)

FOOTNOTES
---------

(1) See the pro forma statements as previously filed in June 1997 elsewhere in this Form 8-K.

(2) Reflects the actual results of operations of Sahara Nissan for the year ended December 31, 1996 and the three months ended March 31, 1997.

(3) Reflects the Company's estimate of net additions and reductions to selling, general and administrative expenses which would have occurred if Sahara Nissan had been purchased at the beginning of 1996 and consists of (a) an increase in rent expense associated with a facility lease signed upon closing of the acquisition, (b) an elimination of previous owners' compensation, and (c) an increase in compensation pursuant to the new city manager's compensation arrangements. The additional/reduced expenses include:

                                                            Three Months
                                               Year Ended      Ended
                                              December 31,    March 31,
                                                 1996           1997
                                                 ----           ----
     Rent                                        $  84          $ 21
     Previous Owners' compensation                (369)          (69)
     City manager's compensation                   224            29
                                                 -----          ----
                                                 $ (61)         $(19)
                                                 -----          ----
                                                 -----          ----

(4) Reflects additional amortization associated with intangible assets of approximately $12.0 million resulting from the purchase of the Sahara Nissan dealership. The intangible assets, primarily goodwill, generally having a life of 40 years.

(5) Reflects the estimated increase in interest expense, using 8.25%, associated with the total borrowing of $13.2 million associated with the purchase of Sahara Nissan ($9 million bank borrowings and $600,000 in seller financed debt, and $3.6 million in assumed debt).

(6) Reflects the estimated income tax effect of the adjustments described in footnotes (2) to (4) above and for Sahara Nissan as if it were a taxable entity, using an incremental tax rate of 37.4%.

(7) Net income per share data was not presented in the actual statement of operations for the year ended December 31, 1996 as the historical capital structure prior to the Company's reorganization and initial public offering is not comparable with the capital structure subsequent to these events. The pro forma net income per share was calculated assuming that 14,205,704 shares were outstanding from the beginning of each period presented, representing the 13,800,000 actual shares outstanding plus 279,720 and 125,984 shares issued in connection with the acquisition of Spedding Toyota and Sahara Nissan, respectively.

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                   (UNAUDITED)

                                      Pro Forma
                                     as previously  Pro Forma
                                       filed (1)   Adjustments      Pro Forma
                                       ---------   -----------      ---------
Current assets:
     Cash and cash equivalents         $ 15,867    $(2,900) (3)      $ 12,967
     Accounts receivable                 23,504      2,009  (3)        25,513
     Inventories                         64,173      9,223  (3)        73,396
     Prepaid assets                                     11  (3)            11
                                       --------    -------           --------
          Total current assets          103,544      8,343            111,887
                                       --------    -------           --------
Property and equipment, net              21,840      1,615  (3)        23,455

Goodwill and other intangibles, net      57,368     12,045  (3)        69,413
Other assets                              4,627         21  (3)         4,648
                                       --------    -------           --------
          Total assets                 $187,379    $22,024           $209,403
                                       --------    -------           --------
                                       --------    -------           --------
Liabilities:
     Floorplan notes payable           $ 52,528    $ 7,638  (3)      $ 60,166
     Current maturities of
      long-term debt                      8,845        200  (2)(3)      9,045
     Accounts payable                     8,888        281  (3)         9,169
     Due to affiliates                   12,310                        12,310
     Accrued expenses and other
      liabilities                        12,936        873  (3)        13,809
     Deferred income taxes                1,327                         1,327
                                       --------    -------           --------
          Total current liabilities      96,834      8,992            105,826
                                       --------    -------           --------
Long-term debt                           23,551     11,032  (2)        34,583
Deferred warranty revenue - long-term
 portion                                  1,615                         1,615
                                       --------    -------           --------
          Total long-term liabilities    25,166     11,032             36,198
                                       --------    -------           --------
Stockholders' equity:
     Preferred stock
     Common stock                           141          1  (2)           142
     Paid-in capital                     52,473      1,999  (2)        54,472
     Retained earnings                   12,765                        12,765
                                       --------    -------           --------
          Total stockholders' equity     65,379      2,000             67,379
                                       --------    -------           --------
          Total liabilities and
           stockholders' equity        $187,379    $22,024           $209,403
                                       --------    -------           --------
                                       --------    -------           --------

FOOTNOTES
---------

(1) See the pro forma statements as previously filed in June 1997 elsewhere in this Form 8-K.

(2) Reflects the purchase price of Sahara Nissan dealership consisting of the following: $12.225 million cash, 9 million of which was financed with bank debt, promissory notes payable to the seller in the amount of $600,000 which mature in 2002, 125,983 shares valued at approximately $2 million ($15.88 per share).

(3) Reflects the estimated allocation of the Sahara Nissan purchase price based on the estimated fair value of the assets and liabilities acquired. The purchase price allocation consists of the following (in thousands):

               Working capital                            $ 2,408
               Fixed and other assets                         372
               Intangible assets, principally goodwill     12,045
                                                          -------
                                                          $14,825
                                                          -------
                                                          -------

                  CROSS-CONTINENT AUTO RETAILERS, INC.
 PRO FORMA CONSOLIDATED FINANCIAL DATA (AS PREVIOUSLY FILED IN JUNE 1997)

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 reflect the historical accounts of the Company for those periods, adjusted to give pro forma effect to: (a) the Company's 1996 reorganization in June 1996 and initial public offering in September 1996 when the Company sold 3,675,000 shares of its common stock to the public (the "Offering"); (b) the October 1996 acquisition of Hickey Dodge; and (c) the April 1997 acquisition of Toyota West Sales and Service, Inc. and Douglas Toyota, Inc. (collectively, "Spedding Toyota") as if such events had occurred at the beginning of each period presented.

The following unaudited pro forma consolidated balance sheet as of March 31, 1997 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the pending acquisition of Spedding Toyota as if it had occurred as of March 31, 1997.

The pro forma consolidated financial data and accompanying notes should be read in conjunction with the Company's Consolidated Financial Statements and the related notes as filed with its 1996 Annual Report on Form 10-K and March 31, 1997 Quarterly Report on Form 10-Q, and the financial statements and related notes of Spedding Toyota, which are included elsewhere in this Form 8-K. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma consolidated financial data is provided for information purposes only an should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events described above been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                            Actual                   Pro Forma           Actual
                                  Actual    Hickey     Pro Forma     for 1996           Spedding        Pro Forma
                                Company 1   Dodge 1    Adjustments  Transactions        Toyota 1       Adjustments     Pro Forma
                                ---------   -------    -----------  ------------        --------       -----------     ---------
Revenues
  Vehicle sales                 $283,977   $ 89,550      $     -      $373,527          $183,638         $     -        $557,165
  Other operating revenue         37,606     10,697            -        48,303            21,345             981  5       70,629
                                --------   --------      -------      --------          --------         -------         -------
     Total revenues              321,583    100,247            -       421,830           204,983             981         627,794

Cost of sales
  Gross profit                   271,650     84,978            -       356,628           169,137               -         525,765
                                --------   --------      -------      --------          --------         -------         -------
                                  49,933     15,269            -        65,202            35,846             981         102,029
                                --------   --------      -------      --------          --------         -------         -------
Expenses:
  SG&A                            36,490     10,285          847  2     47,622            26,344            (120)  6      73,846
  Depreciation and
   amortization                    1,207        182          240  3      1,629               393           1,080   7       3,102
  Employee stock
   compensation                    1,099          -            -         1,099                 -               -           1,099
                                --------   --------      -------      --------          --------         -------         -------
                                  38,796     10,467        1,087        50,350            26,737             960          78,047
                                --------   --------      -------      --------          --------         -------         -------
     Income before interest
      and taxes                   11,137      4,802       (1,087)       14,852             9,109              21          23,982

Other income (expense)
     Interest income               1,585        543            -         2,128               679          (1,449)  8       1,358
     Interest expense             (4,778)    (1,390)       1,500  2     (4,668)           (1,849)         (1,691)  8      (8,208)
                                --------   --------      -------      --------          --------         -------         -------
          Income before taxes      7,944      3,955          413        12,312             7,939          (3,119)         17,132
     Income tax provision          3,362          -        1,630  4      4,992                 -           1,803   9       6,795
                                --------   --------      -------      --------          --------         -------         -------
          Net income            $  4,582   $  3,955      $(1,217)     $  7,320          $  7,939         $(4,922)        $10,337
                                --------   --------      -------      --------          --------         -------         -------
                                --------   --------      -------      --------          --------         -------         -------
Net income per share                                                                                                     $  0.73 10
Weighted average shares outstanding                                                                                       14,080 10

                    CROSS-CONTINENT AUTO RETAILERS, INC.
                PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                (UNAUDITED)

                                            ACTUAL
                                 ACTUAL    SPEDDING   PRO FORMA         PRO
                               COMPANY 1   TOYOTA 1  ADJUSTMENTS       FORMA
                               ---------   --------  -----------       -----
Revenues
     Vehicle sales              $77,554    $44,738    $    -         $122,292
     Other operating             11,468      5,285       177  5        16,930
                                -------     ------   -------          -------
          Total revenues         89,022     50,023       177          139,222

Cost of sales                    73,839     41,139         -          114,978
                                -------     ------   -------          -------
     Gross profit                15,183      8,884       177           24,244
                                -------     ------   -------          -------
Expenses:
     SG&A                        10,901      6,991       (30) 6        17,862
     Depreciation and
      amortization                  381        102       270  7           753
                                -------     ------   -------          -------
                                 11,282      7,093       240           18,615
                                -------     ------   -------          -------
          Income before interest
           and taxes              3,901      1,791       (63)           5,629

Other income (expense)
     Interest income                736        181      (362) 8           555
     Interest expense            (1,211)      (436)     (423) 8        (2,070)
                                -------     ------   -------          -------
          Income before taxes     3,426      1,536      (848)           4,114
     Income tax provision         1,280          -       257  9         1,537
                                -------     ------   -------          -------
          Net income            $ 2,146     $1,536   $(1,105)         $ 2,577
                                -------     ------   -------          -------
                                -------     ------   -------          -------
Net income per share            $  0.16                               $  0.18 10
Weighted average shares
 outstanding                     13,800                                14,080 10

FOOTNOTES
---------

(1) Actual results of operations reflect the results of operations of the Company for the year ended December 31, 1996 and the three months ended March 31, 1997, of Hickey Dodge for the nine months ended September 30, 1996 and of Spedding Toyota for the year ended December 31, 1996 and the three months ended March 31, 1997, as applicable.

(2) Reflects the Company's estimate of the net additions to selling, general and administrative expenses and reductions in interest expense which would have occurred if the Offering had been effected as of the beginning of 1996 and consists of (a) a net increase in management compensation pursuant to new compensation arrangements to be in place subsequent to the Offering, (b) an increase in administrative expenses associated with public ownership of the Company's Common Stock, and (c) a net reduction in interest expense reflecting estimated initial public offering proceeds used to pay down floor plan debt. The additional expenses include:

                                   Year Ended
                                December 31, 1996
                                -----------------
     Management compensation         $322
     Legal and professional           225
     Shareholder relations            188
     Other                            112
                                     ----
                                     $847
                                     ----
                                     ----

(3) Reflects additional amortization associated with intangible assets of approximately $14.9 million (principally goodwill) resulting from the acquisition of Hickey Dodge, offset by a reduction in depreciation expense associated with certain assets excluded from the Hickey Dodge purchase.

(4) Reflects the estimated income tax effect of adjustments (2) and (3) described above and the results of operations of Hickey Dodge as if it were a taxable entity for the nine months ended September 30, 1996.

(5) Reflects the fact that as a result of the purchase transaction, the Spedding dealerships will no longer utilize Automotive Assistance Corp. ("AAC"), a related party with respect to Spedding Toyota, as an intermediary in connection with the sale of warranty transactions (see Note 11 to the combined financial statements of Spedding Toyota, which are included elsewhere in this document).

(6) Reflects the fact that as a result of the purchase transaction, Douglas Toyota, Inc. obtained a direct, five-year lease from the facility owner instead of subleasing the property from RDS, Inc., a related party with respect to Spedding Toyota (see Note 10 to the combined financial statements of Spedding Toyota).

(7) Reflects additional amortization associated with intangible assets of approximately $35.4 million resulting from the purchase of the Spedding Toyota dealerships. The intangible assets, primarily goodwill, have lives ranging from 10 to 40 years.

(8) Reflects the estimated reduction in interest income and increase in interest expense, using 8.25% for both, based on the net cash payment of $17.6 million and total borrowings of $20.5 million associated with the purchase of Spedding Toyota ($7 million seller financed debt and $6 million in bank borrowings, both associated with the purchase of the dealerships, and $7.5 million seller financed debt related to the land purchase).

(9) Reflects the estimated income tax effect of the adjustments described in footnotes (5) to (8) above and for Spedding Toyota as if it were a taxable entity, using an incremental tax rate of 37.4%.

(10) Net income per share data was not presented in the actual statement of operations for the year ended December 31, 1996 as the historical capital structure prior to the Company's reorganization and initial public offering is not comparable with the capital structure subsequent to these events. The pro forma net income per share was calculated assuming that 14,079,720 shares were outstanding from the beginning of each period presented, representing the 13,800,000 actual shares outstanding plus the 279,720 shares issued in connection with the acquisition of Spedding Toyota.

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                   (UNAUDITED)

                                                   ACTUAL     PRO FORMA             PRO
                                                   C-CAR     ADJUSTMENTS           FORMA
                                                   -----     -----------           -----
                                                        (dollars in thousands)
Current assets:
     Cash and cash equivalents                    $ 33,431    $(17,564)  1,2     $ 15,867
     Accounts receivable                            15,122       8,382   2,3       23,504
     Inventories                                    45,800      18,373   2         64,173
                                                  --------    --------           --------
          Total current assets                      94,353       9,191            103,544
                                                  --------    --------           --------
Property and equipment, net                         13,854       7,986   2,4       21,840
Goodwill and other intangibles, net                 22,002      35,366   2         57,368
Other assets                                         4,144         483   2          4,627
                                                  --------    --------           --------
          Total assets                            $134,353    $ 53,026           $187,379
                                                  --------    --------           --------
                                                  --------    --------           --------
Liabilities:
     Floorplan notes payable                      $ 38,065    $ 14,463   2       $ 52,528
     Current maturities of long-term debt            1,345       7,500   4          8,845
     Accounts payable                                6,620       2,268   2          8,888
     Due to affiliates                               5,405       6,905   2         12,310
     Accrued expenses and other liabilities          8,446       4,490   2,3       12,936
     Deferred income taxes                           1,927        (600)  5          1,327
                                                  --------    --------           --------
          Total current liabilities                 61,808      35,026             96,834
                                                  --------    --------           --------
Long-term debt                                      10,551      13,000   1         23,551
Deferred warranty revenue - long-term portion        1,615           -              1,615
                                                  --------    --------           --------
          Total long-term liabilities               12,166      13,000             25,166
                                                  --------    --------           --------
Stockholders' equity:
     Preferred stock                                     -                              -
     Common stock                                      138           3  1             141
     Paid-in capital                                47,476       4,997  1          52,473
     Retained earnings                              12,765           -             12,765
                                                  --------    --------           --------
          Total stockholders' equity                60,379       5,000             65,379
                                                  --------    --------           --------
          Total liabilities and stockholders'
           equity                                 $134,353    $ 53,026           $187,379
                                                  --------    --------           --------
                                                  --------    --------           --------

FOOTNOTES:
----------

(1) Reflects the purchase price of the Spedding Toyota dealerships consisting of the following: $28.1 million cash, $6 million of which was financed with bank debt maturing in 2000; 279,720 shares valued at $17.875 per share; and a prime rate based promissory note in the amount of $7 million which matures in 2002.

(2) Reflects the estimated allocation of the Spedding Toyota purchase price based on the estimated fair value of the assets and liabilities acquired. The purchase price allocation consists of the following (in thousands):

          Working capital                             $ 3,730
          Fixed and other assets                          969
          Intangible assets, including goodwill        35,366
                                                      -------
                                                      $40,065
                                                      -------
                                                      -------

(3) Reflects management's estimate of the future cost of approximately $800,000 expected to be incurred in connection with in-house warranty contracts outstanding at the time of acquisition with a corresponding receivable reflecting the reimbursement agreement with the seller.

(4) Reflects the purchase of land in anticipation of relocating both of the Spedding Toyota dealerships. The purchase price of such land was $7.5 million, which was financed with a prime rate based note which matures in October 1997.

(5) Reflects reduction in deferred tax liabilities associated with the differences between the book and tax bases of assets acquired and liabilities assumed.